                                                                      EXHIBIT 99


                           PRESS RELEASE OF COMPANY

     TAUNTON, Mass., May 8 -- Advanced Deposition Technologies, Inc. ADTC (ADTECH) announced today that its Board of Directors met on May 6, 1998 and approved an extension of the expiration date and a modification of terms for the "B" warrants ADTCZ . The "B" warrants were due to expire on May 12, 1998. The new expiration date is July 31, 1998. The new exercise price is $3.75 per share and the conversion requires two warrants for every share exercised. Thus, these new terms allow a warrant holder to purchase one share of ADTECH common stock in exchange for two warrants at an exercise price of $3.75 per share. The new exercise price of $3.75 per share is based on the average price of ADTECH common stock over the previous 200 trading days. The company will be sending written notification of these changes to all warrant holders within the next two weeks or sooner.

     Glenn J. Walters, President/CEO, stated, "Extending the warrants and modifying their conversion price is consistent with the company's aggressive program to reduce costs and expand production both here in the United States and in our subsidiary in Spain. We increased our revenues in 1997 by more than 40% and we are planning for similar gains in 1998 and 1999. Converting the warrants this year will reduce our debt and interest expenses, which we believe helps to increase shareholder value due to higher earnings per share. However, converting these warrants is not essential to our plans for increasing our production capacity."

     Additionally, the company announced it has received another patent from the United States Patent Office, Patent #5,742,411 "Security Hologram with Covert Messaging." The company anticipates additional security hologram patents to be issued in 1998 and continues to be very excited by the growth potential in this market.

     Advanced Deposition Technologies, Inc. is a technology leader for metallized thin films, coatings, dielectric substrates and high resolution patterned vapor depositions. Currently, the Company has product divisions in markets for electronic capacitors, microwave food packaging, security holograms, retroreflective films and new products. The Company either owns or has licenses to more than 35 patents, 21 patents pending in the United States and international filings. On a selective basis, the Company has licensed its proprietary thin film technologies and patents to market share leaders who can accelerate the revenue and earnings growth of ADTECH's unique products and technologies into larger scale commercialization.

     Any forward-looking statements in this release are made pursuant to the "safe-harbor" provision of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, new products and technological changes, dependence upon third-party vendors, a limited number of customers, political and other uncertainties related to customer purchases, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.